Exhibit 99.1

Zynex, Inc. Prices Public Offering of Common Stock

ENGLEWOOD, Colo., July 14, 2020 /PRNewswire/ -- Zynex, Inc. ("Zynex") (Nasdaq: ZYXI), an innovative medical technology company specializing in manufacturing and selling non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, announced today the pricing of its previously announced underwritten public offering of an aggregate of 2,500,000 shares of its common stock at a public offering price of $22.00 per share. In the offering, 1,250,000 shares of common stock are being sold by Zynex and 1,250,000 shares of common stock are being sold by certain stockholders. In addition, Zynex and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 187,500 shares and 187,500 shares of common stock, respectively, at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on or about July 17, 2020, subject to customary closing conditions.

The gross proceeds to Zynex from this offering are expected to be approximately $27.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Zynex, but excluding any exercise of the underwriters' option to purchase additional shares of common stock. Zynex intends to use the net proceeds from the offering to expand its sales force and marketing activities, launch its blood volume monitor, as well as for working capital and other general corporate purposes, including potential corporate, business or market development activities. Zynex will not receive any proceeds from the sale of the shares by the selling stockholders in the offering.

Piper Sandler & Co. is acting as sole book-running manager and B. Riley FBR, Inc., Ladenburg Thalmann & Co. Inc., H.C. Wainwright & Co. and Northland Capital Markets are acting as co-managers of the offering.

The offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-230128) that was filed with the Securities and Exchange Commission (the "SEC") and became effective on March 12, 2019, and the shelf registration statement on Form S-3 (File No. 333-232367) that was filed with the SEC and became effective on July 3, 2019, for the shares of common stock being offered by Zynex and the selling stockholders, respectively (together, the "registration statements"). The offering is being made only by means of written prospectuses and prospectus supplements that form part of the registration statements. Preliminary prospectus supplements and accompanying prospectuses relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC's website at www.sec.gov. The final prospectus supplements and accompanying prospectuses for each offering will be filed with the SEC. When available, copies of the final prospectus supplements and accompanying prospectuses for each offering may be obtained for free from Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation. Zynex's proprietary NeuroMove device is designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: Zynex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Zynex's current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, forecasts, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Zynex's control. Zynex's actual results and financial condition may differ materially from those indicated in the forward- looking statements. Therefore, you should not rely on any of these forward-looking statements. Zynex makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, Zynex's dependence on the reimbursement for its products from health insurance companies, Zynex's dependence on third party manufacturers to produce our goods on time and to its specifications, implementation of Zynex's sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in Zynex's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019 as well as its quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by Zynex in this press release is based only on information currently available to Zynex and speaks only as of the date on which it is made. Zynex undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact

Zynex, Inc.

(303) 703-4906

SOURCE Zynex